UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 7, 2008 (October 1, 2008)

WesBanco, Inc.
 (Exact name of registrant as specified in its charter)

West Virginia	0-8467	55-0571723

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Bank Plaza, Wheeling, WV	26003

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code       (304) 234-9000

Former name or former address, if changed since last report  Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On and effective as of October 1, 2008, Kristine N. Molnar elected to go to part-time status with WesBanco, Inc. (the “Company”).  Ms. Molnar, who formerly served as Executive Vice President - Markets of the Company, will now serve part-time as Executive Vice President – Community Relations of the Company.  In connection with her transition to part-time status, the Company and Ms. Molnar entered into a Transition Agreement and Release and Waiver of Claims (“Transition Agreement”) and a Consulting Agreement, the material terms of which are described below.

Transition Agreement

Under the terms of the Transition Agreement, Ms. Molnar will receive a lump sum payment of the remainder of her salary under her Employment Agreement with the Company dated January 2, 1998 (“Employment Agreement”) in the gross amount of $452,052.  In addition, Ms. Molnar will continue to be eligible to participate in certain of the Company’s employee benefit programs.  Ms. Molnar will no longer participate in the Company’s Key Executive Incentive Bonus and Option Plan but will retain any options outstanding as of the date of the Transition Agreement and all outstanding unvested options will continue to vest as provided in the applicable option award.

The Transition Agreement supersedes and terminates the Employment Agreement and the Amended and Restated Change in Control Agreement dated November 22, 2005 between Ms. Molnar and the Company.  The Transition Agreement will have no effect on the Life Insurance Agreement dated July 1, 2003 between Ms. Molnar and WesBanco Bank, Inc. and the Amended and Restated Salary Continuation Agreement dated November 22, 2005 between the Company and Ms. Molnar (“SERP”), both of which will continue in full force and effect notwithstanding Ms. Molnar’s transition to part-time status.  As described below, Ms. Molnar will continue to accrue benefits under the SERP during the term of her Consulting Agreement as if Ms. Molnar did not terminate full-time employment with the Company.

Under the Transition Agreement, Ms. Molnar and the Company released and discharged each other from any liabilities and claims related to her full-time employment with the Company and the termination of her employment with the Company, subject to customary exceptions.  The Transition Agreement also contains non-disparagement and confidentiality covenants on behalf of Ms. Molnar and a non-competition covenant which prohibits Ms. Molnar from competing with the Company and its affiliates for a period of 27 months after separating from full-time employment by the Company.

Consulting Agreement

Pursuant to the terms of the Consulting Agreement, Ms. Molnar will provide up to 40 hours per month of part-time services to the Company in connection with its corporate community relations and community outreach initiatives and activities, including representing the Company on various non-profit and economic development boards, commissions and committees.  Ms. Molnar will receive $50,000 in annual compensation and other benefits and perquisites typically provided to part-time employees generally.  Ms. Molnar’s annual compensation will be subject to a one-time adjustment effective October 1, 2012 based on the Consumer Price Index for All Urban Consumers increase from October 1, 2008 until such time, with a $10,000 maximum increase.  In addition, Ms. Molnar will continue to accrue benefits under the SERP during the term of her Consulting Agreement as if Ms. Molnar did not terminate full-time employment with the Company.  Accordingly, if the Consulting Agreement continues through December 2016, Ms. Molnar will be entitled to receive $40,000 per year for ten consecutive years under the SERP.

The Consulting Agreement will terminate on December 31, 2016, unless earlier terminated by Ms. Molnar or upon Ms. Molnar’s death.  Ms. Molnar is prohibited from competing with the Company and its affiliates until January 1, 2011.  If Ms. Molnar accepts competing employment after January 1, 2011 but prior to December 21, 2016, the Consulting Agreement will automatically terminate upon her acceptance of the competing position.  Ms. Molnar is permitted to maintain other non-competing full or part-time employment during the term of the Consulting Agreement.  The consulting Agreement also provides that the Company may terminate Ms. Molnar’s employment prior to December 31, 2016 for “cause,” in which event she will not be eligible for any further benefit under the Consulting Agreement.  For purposes of the Consulting Agreement, “cause” means, Ms. Molnar’s (i) gross negligence or gross neglect of duties, (ii) commission of a felony or crime involving moral turpitude, or (iii) fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with Ms. Molnar’s employment and resulting in a material adverse effect on the Company.

           The Consulting Agreement also contains a confidentiality covenant on behalf of Ms. Molnar.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 7, 2008                                                                           WESBANCO, INC.

By:           /s/ Robert H. Young
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Robert H. Young
Executive Vice President and
Chief Financial Officer